As filed with the Securities and Exchange Commission on June 7, 2023

Securities Act File No. 333-266278

1940 Act File No. 811-23509

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM N-2

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933	☒
Post-Effective Amendment No. 8	☒

and

REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940

Amendment No. 14	☒

Hamilton Lane Private Assets Fund

(Exact Name of Registrant as Specified in Charter)

110 Washington Street, Ste 1300

Conshohocken, Pennsylvania

(Address of Principal Executive Offices)

(888) 882-8212

(Registrant’s Telephone Number)

Andrew Schardt

Hamilton Lane Advisors, L.L.C.

110 Washington Street, Ste 1300

Conshohocken, Pennsylvania

(Name and Address of Agent for Service)

Copy to:

Joshua B. Deringer, Esq.

Faegre Drinker Biddle & Reath LLP

One Logan Square, Ste. 2000

Philadelphia, PA 19103-6996

215-988-2700

APPROXIMATE DATE OF PROPOSED PUBLIC OFFERING:
AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE
OF THIS REGISTRATION STATEMENT.

If any securities being registered on this form will be offered on a delayed or continuous basis in reliance on Rule 415 under the Securities Act of 1933 (the “Securities Act”), other than securities offered in connection with a dividend reinvestment plan, check the following box. ☒

It is proposed that this filing will become effective (check appropriate box):

☐ when declared effective pursuant to section 8(c)

The following boxes should only be included and completed if the registrant is making this filing in accordance with Rule 486 under the Securities Act.

☐ immediately upon filing pursuant to paragraph (b)

☒ on June 23, 2023 pursuant to paragraph (b)

☐ 60 days after filing pursuant to paragraph (a)

☐ on (date) pursuant to paragraph (a)

If appropriate, check the following box:

☒	This [post-effective] amendment designates a new effective date for a previously filed [post-effective amendment] [registration statement].
☐	This Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, and the Securities Act registration statement number of the earlier effective registration statement for the same offering is:
☐	This Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, and the Securities Act registration statement number of the earlier effective registration statement for the same offering is: _____________.
☐	This Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, and the Securities Act registration statement number of the earlier effective registration statement for the same offering is: _____________.

Check each box that appropriately characterizes the Registrant:

☒ Registered Closed-End Fund (closed-end company that is registered under the Investment Company Act of 1940 (the “Investment Company Act”)).

☐ Business Development Company (closed-end company that intends or has elected to be regulated as a business development company under the Investment Company Act.

☐ Interval Fund (Registered Closed-End Fund or a Business Development Company that makes periodic repurchase offers under Rule 23c-3 under the Investment Company Act).

☐ A.2 Qualified (qualified to register securities pursuant to General Instruction A.2 of this Form).

☐ Well-Known Seasoned Issuer (as defined by Rule 405 under the Securities Act).

☐ Emerging Growth Company (as defined by Rule 12b-2 under the Securities and Exchange Act of 1934).

☐ If an Emerging Growth Company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.

☐ New Registrant (registered or regulated under the Investment Company Act for less than 12 calendar months preceding this filing).

EXPLANATORY NOTE

This Post-Effective Amendment No. 8 to the Registrant’s Registration Statement on Form N-2 is being filed pursuant to paragraph (b)(1)(iii) of Rule 486 of the Securities Act of 1933, as amended (the “1933 Act”), solely for the purpose of delaying, until June 23, 2023, the effectiveness of the registration statement for Hamilton Lane Private Assets Fund (the “Fund”), filed in Post-Effective Amendment No. 1 (“PEA No. 1”) on October 26, 2022, pursuant to paragraph (a) of Rule 486 of the 1933 Act. The effectiveness of PEA No. 1 was previously delayed pursuant to Post-Effective Amendment No. 7 to the Registration Statement, as filed May 23, 2023. The effectiveness of PEA No. 1 was previously delayed pursuant to Post-Effective Amendment No. 6 to the Registration Statement, as filed April 21, 2023. The effectiveness of PEA No. 1 was previously delayed pursuant to Post-Effective Amendment No. 5 to the Registration Statement, as filed March 24, 2023. The effectiveness of PEA No. 1 was previously delayed pursuant to Post-Effective Amendment No. 4 to the Registration Statement, as filed February 22, 2023. The effectiveness of PEA No. 1 was previously delayed pursuant to Post-Effective Amendment No. 3 to the Registration Statement, as filed January 23, 2023. The effectiveness of PEA No. 1 was previously delayed pursuant to Post-Effective Amendment No. 2 to the Registration Statement, as filed December 23, 2022. Since no other changes are intended to be made to PEA No. 1 by means of this filing, Parts A, B and C of PEA No. 1 are incorporated herein by reference.

PART A – PROSPECTUS

The Prospectus for the Fund is incorporated herein by reference to Part A of PEA No. 1.

PART B – STATEMENT OF ADDITIONAL INFORMATION

The Statement of Additional Information for the Fund is incorporated herein by reference to Part B of PEA No. 1.

PART C – OTHER INFORMATION

The Part C for the Fund is incorporated herein by reference to Part C of PEA No. 1.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Conshohocken in the Commonwealth of Pennsylvania on the 7th day of June, 2023.

Hamilton Lane Private Assets Fund

By:	/s/ Andrew Schardt
Name: Andrew Schardt
Title: President

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

/s/ Andrew Schardt
Andrew Schardt	Trustee and President

/s/ Elina Magid
Elina Magid	Treasurer

*Gail Susan Ball
Gail Susan Ball	Trustee

*Timothy S. Galbraith
Timothy S. Galbraith	Trustee

*Jeffrey P. Ladouceur
Jeffrey P. Ladouceur	Trustee

/s/ Brian Charles Gildea
Brian Charles Gildea	Trustee

*By:	/s/ Adam B. Shane
Adam B. Shane
Attorney-in-Fact
(pursuant to power of attorney)